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                                                                       Exhibit 5








                                  June 30, 1997




Cleveland-Cliffs Inc
1100 Superior Avenue
Cleveland, Ohio  44114-2589

     Re: 1992 Incentive Equity Plan (as Amended and Restated as of May 13, 1997)
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Ladies and Gentlemen:

         We have acted as counsel for Cleveland-Cliffs Inc, an Ohio corporation (the "Registrant"), in connection with Cleveland-Cliffs Inc 1992 Incentive Equity Plan (as Amended and Restated as of May 13, 1997) (the "Plan"). We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon, we are of the opinion that the Registrant's Common Shares, par value $1.00 per share (the "Common Shares"), that may be issued or transferred and sold pursuant to the Plan and the authorized forms of agreement thereunder (the "Agreements") will be, when issued or transferred and sold in accordance with the Plan and such Agreements, duly authorized, validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 filed by the Registrant to effect registration of the Common Shares to be issued and sold pursuant to the Plan under the Securities Act of 1933.

                                Very truly yours,



                                Jones, Day, Reavis & Pogue


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